EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Declares Quarterly Dividend

GRAND RAPIDS, MICHIGAN-February 17, 2006-Spartan Stores, Inc., (Nasdaq:SPTN) today announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share. The dividend is payable on March 14, 2006 to shareholders of record as of the close of business on March 1, 2006. As of January 27, 2006, there were approximately 20,814,899 common shares outstanding.

Commenting on the Company's initial cash dividend declaration, Spartan Stores' Chairman, President and Chief Executive Officer Craig C. Sturken said, "We are pleased to begin paying a quarterly cash dividend to our shareholders. The dividend reflects our confidence in the Company's ability to continue delivering strong financial results while maintaining a solid balance sheet."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 350 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's adoption of a dividend policy does not commit the board of directors to declare future dividends. Each future dividend will be considered and declared by the board of directors in its discretion. The ability of the board of directors to continue to declare dividends will depend on a number of factors, including the Company's future financial condition and profitability and compliance with the terms of its credit facilities.

Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.